Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168670

PROSPECTUS

Satcon Technology Corporation

591,716 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, of up to an aggregate of 591,716 shares of the common stock of Satcon Technology Corporation.  We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the warrants described in this prospectus.  We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholder against certain liabilities.  The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SATC.”  On October 4, 2010, the closing sale price of the common stock on Nasdaq was $3.46 per share.  We urge you to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2010

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless the context otherwise requires, references in this prospectus to “Satcon,” “we,” “us,” and “our” refer to Satcon Technology Corporation and its subsidiaries.

Satcon Technology Corporation

We are a world leading technology provider of utility grade power conversion solutions for the renewable energy market.  Our products feature the widest range of power ratings in the industry, and are utilized by businesses and utility companies to efficiently convert renewable energy sources into stable and reliable electrical power.

Our suite of photovoltaic and fuel cell power inverters offer rugged and reliable solutions that enhance the total output and power production of a solar installation.  We also offer system design services and solutions for management, monitoring, and performance measurement to maximize capital investment and improve overall quality and performance over the entire lifespan of an installation.

We were incorporated in Delaware in May 1992 under the name of Satcon Technology Corporation.  Our principal executive offices are located at 27 Drydock Avenue, Boston, Massachusetts 02210, and our telephone number is (617) 897-2400.  Our worldwide web address is www.satcon.com.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

The Offering

Common stock offered by selling stockholder	591,716 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Nasdaq Capital Market symbol	SATC

RISK FACTORS

Investing in our common stock involves significant risks.  Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.  The risks and uncertainties we have described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements.  These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus.  See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus, and in the documents incorporated by reference.  We do not assume any obligation to update any forward-looking statements made by us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder.  The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF TRANSACTION

On June 16, 2010, we entered into a Venture Loan and Security Agreement with Compass Horizon Funding Company LLC, as lender, under which the lender made a $12,000,000 subordinated loan to us.  In connection with the loan, we issued the lender warrants to purchase an aggregate of 591,716 shares of our common stock.  These warrants may be exercised at an exercise price of $2.4336 per share at any time, and expire on June 16, 2015.  Under the terms of these warrants, the holders have the option to exercise the warrants on a “net share” or cashless basis, in which warrant shares are forfeited in lieu of paying the cash exercise price, in which case we would receive no additional proceeds upon their exercise (but fewer shares would be issued).

In connection with the issuance of the warrants, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of shares of common stock issuable upon exercise of the warrants.  We agreed to use our best efforts to have this registration statement declared effective as soon as practicable after filing and to keep it effective until the earlier of the date on which all of the shares of common stock covered by that registration statement have been sold and the date on which the holders of the warrants may sell all of the common stock covered by that registration statement without restriction pursuant to Rule 144 promulgated under the Securities Act.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time of up to 591,716 shares of our common stock by the selling stockholder.  As noted above in “Description of Transaction,” these shares are issuable upon exercise of outstanding warrants issued to the selling stockholder.

The following table, based upon information currently known by us, sets forth as of August 4, 2010: (i) the number of shares held of record or beneficially by the selling stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholder.  Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within sixty (60) days after August 4, 2010, in accordance with Rule 13d-3(d)(1) under the Exchange Act.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

The selling stockholder has not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than (i) in its capacity as lender as described in “Description of Transaction” above, and (ii) as a result of the ownership of our shares or other securities.  Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table have sole voting and investment power with respect to its shares of common stock.

The selling stockholder is not a broker-dealer, nor is the selling stockholder affiliated with a broker-dealer.  The selling stockholder acquired its shares in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the securities to be resold pursuant to this prospectus, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute them.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering

Horizon Credit LLC (2)	493,097	493,097	—	—

Compass Horizon Funding Company LLC (3)	98,619	98,619	—	—

TOTAL	591,716	591,716	—	—

(1)           We do not know when or in what amounts the selling stockholder may offer shares for sale.  The selling stockholder may not sell any or all of the shares offered by this prospectus.  Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(2)           The selling stockholder is a wholly owned subsidiary of Compass Horizon Funding Company LLC.  See footnote 3 for additional information concerning Compass Horizon Funding Company LLC.

(3)           Compass Horizon Partners, LP is the majority owner of the selling stockholder.  Navco Management Ltd. is the general partner of Compass Horizon Partners, LP and is controlled by Kattegat Trust, a Bermudian charitable trust, the trustee of which is Kattegat Private Trustees (Bermuda) Limited, a Bermudian trust company.

PLAN OF DISTRIBUTION

The selling stockholder, and any of its pledgees, donees, transferees or other successors in interest, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•      broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•      one or more underwritten offerings on a firm commitment or best efforts basis;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.  The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock.  All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

Greenberg Traurig, LLP has opined as to the legality of the securities being offered by this registration statement.

EXPERTS

The consolidated financial statements of Satcon Technology Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness our internal control over financial reporting as of December 31, 2009, have been audited by Caturano and Company, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the operation of the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.satcon.com.  The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  Any information that we incorporate by reference is considered part of this prospectus.  The documents and reports that we list below are incorporated by reference into this prospectus.  In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC.  These documents are incorporated herein by reference as of their respective dates of filing:

(1)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)           Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(3)           Our Current Reports on Form 8-K filed on March 15, 2010, April 28, 2010, June 11, 2010, June 17, 2010 and August 16, 2010;

(4)           All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(5)           The description of our common stock contained in our Registration Statement on Form 8-A filed on November 6, 1992, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Satcon Technology Corporation

27 Drydock Avenue

Boston, MA 02210

Attn: Investor Relations Department

(617) 897-2400

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.